Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

        of Mellon Financial Corporation:

We consent to incorporation by reference in:

•	Registration Statement Nos. 33-34430 (Form S-8), 33-41796 (Form S-8), 33-65824 (Form S-8), 33-65826 (Form S-8), 333-16743 (Form S-8), 333-38213 (Form S-3), 333-65275 (Form S-8), 333-75601 (Form S-8), 333-87961 (Form S-8), 333-54050 (Form S-8), 333-54054 (Form S-8), 333-60460 (Form S-8), 333-60464 (Form S-8), 333-105695 (Form S-8), 333-107400 (Form S-3), 333-108697 (Form S-3), and 333-109193 (Form S-8) of Mellon Financial Corporation;

•	Registration Statement No. 333-107400-01 (Form S-3) of Mellon Funding Corporation;

•	Registration Statement No. 333-107400-02 (Form S-3) of Mellon Capital V;

•	Registration Statement No. 333-107400-03 (Form S-3) of Mellon Capital IV; and

•	Registration Statement No. 333-107400-04 (Form S-3) of Mellon Capital III

of our reports dated February 18, 2005 with respect to the consolidated balance sheets of Mellon Financial Corporation and its subsidiaries as of December 31, 2004 and 2003 and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2004, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports are incorporated by reference in the December 31, 2004 Annual Report on Form 10-K of Mellon Financial Corporation. Our report with respect to the aforementioned consolidated financial statements refers to a change, in 2002, in Mellon Financial Corporation’s method of accounting for goodwill and other intangibles resulting from business combinations in accordance with Statement of Financial Accounting Standards No. 142.

/s/ KPMG LLP
Pittsburgh, Pennsylvania February 25, 2005